GPS FUNDS I
SUB-ITEM 77C

Special Meeting of Shareholders

A special meeting of shareholders of GPS Funds I was held on July 10, 2013, and for
GuideMarkSM Large Cap Growth Fund, GuideMarkSM World ex-US Fund and GuideMarkSM
Tax-Exempt Fixed Income Fund, adjourned until July 28, 2013 (the "Shareholder Meeting").
The purpose of the Shareholder Meeting was to vote on the following proposals: (1) to elect a
Board of Trustees and (2) to approve a new investment advisory agreement with AssetMark, Inc.
("AssetMark"), formerly, Genworth Financial Wealth Management.

Proposal 1: To elect a Board of Trustees.

Trustee
For
Withheld
David M. Dunford
102,935,814
2,528,135
Paul S. Feinberg
101,416,099
4,047,850
Dennis G. Schmal
101,458,615
4,005,334
Gurinder S. Ahluwalia
101,344,261
4,119,688

Proposal 2:  To approve a new investment advisory agreement with AssetMark.

Fund
For
Against
Abstain
Broker Non-Votes
GuideMarkSM Large Cap
Growth Fund
6,775,755
197,311
920,852
625,034
GuideMarkSM Large Cap
Value Fund
9,843,028
323,715
790,028
3,805,426
GuideMarkSM Small/Mid
Cap Core Fund
3,353,717
97,839
439,629
717,664
GuideMarkSM World ex-US
Fund
18,261,679
558,989
3,192,119
569,458
GuideMarkSM Opportunistic
Equity Fund
6,858,200
120,809
542,712
2,126,436
GuideMarkSM Core Fixed
Income Fund
20,904,311
524,099
1,774,795
7,505,361
GuideMarkSM Tax-Exempt
Fixed Income Fund
2,824,831
35,426
170,035
601,190

# 1259192  v. 1

# 1259192  v. 1